Exhibit 5.1
May 13, 2011
Primo Water Corporation
104 Cambridge Plaza Drive
Winston-Salem, North Carolina 27104
Ladies and Gentlemen:
     We have acted as your counsel in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration and sale of (a) up to 3,626,652 shares (including up to 205,283 shares to be subject to the underwriters’ over-allotment option) (the “Primary Shares”) of common stock, par value $0.001 per share, of Primo Water Corporation, a Delaware corporation (the “Company”), to be sold by the Company and (b) up to 3,273,348 shares (including up to 694,717 shares to be subject to the underwriters’ over-allotment option) (the “Selling Stockholder Shares”; and together with the Primary Shares, the “Shares”) of common stock of the Company to be sold by the selling stockholders listed in the Registration Statement under “Principal and Selling Stockholders” (the “Selling Stockholders”). The shares are to be sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).
     You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Fifth Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company and the corporate action of the Company that provided for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and also have made assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
     Our opinion set forth below is limited to Delaware General Corporation Law, including all applicable statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those statutes and laws.
     Based upon and subject to the foregoing, it is our opinion that (a) the Primary Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable, and (b) the Selling Stockholder Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm in the related Prospectus under the caption “Legal Matters.” In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,
/s/ K&L Gates LLP

K&L Gates LLP